EXHIBIT 99.1
NEWS RELEASE
Ducommun Incorporated Reports
Fourth Quarter 2024 Results
Solid Finish to 2024; Record Full Year Revenue and Gross Margins
SANTA ANA, CALIFORNIA (February 27, 2025) – Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today reported results for its fourth quarter and year ended December 31, 2024.
Fourth Quarter 2024 Recap

•Net revenue of $197.3 million, an increase of 2.6% over Q4 2023
•Gross margin of 23.5% showed year-over-year growth of 180 bps
•Net income of $6.8 million increased 33% year-over-year, or $0.45 per diluted share, or 3.4% of revenue, up 70 bps year-over-year
•Non-GAAP adjusted net income for the quarter of $11.4 million which increased 9% year-over-year, or $0.75 per diluted share
•Adjusted EBITDA of $27.3 million (increase of 19% year-over-year), or 13.8% of revenue, up 180 bps year-over-year
“We made excellent progress in our VISION 2027 commitments in 2024 with the bright spots being earnings, EBITDA margins and reaching 23% of revenue for Engineered Products. In addition, I am very happy to report that the Company reached an all-time revenue record for the second consecutive year in 2024. In Q4 we continued the top-line growth story for Ducommun, led by our military and space business,” said Stephen G. Oswald, chairman, president and chief executive officer. “Quarterly revenue exceeded $190 million for the sixth consecutive quarter and increased to approximately $197 million, resulting in another record full year revenue of $787 million. Gross margins for the quarter also grew 180 bps year-over-year to 23.5% and 350 bps for the full year to 25.1%, another all-time record. As we continued to deliver on our VISION 2027 Plan of shifting to more engineered products, executing strategic pricing initiatives and driving productivity improvements from our restructuring activities, the future for DCO and its shareholders is bright.
“Ducommun also ended the year with a strong backlog* in excess of $1.0 billion, with military and space backlog being the bright spot, up almost $100 million to $625 million from 2023. The significant backlog, especially in our military and space business, reaffirms our success with defense prime off-loading initiatives along with new business through FMS. Both should be a catalyst for continued growth in our defense business. Looking ahead to 2025, I am optimistic as well that Boeing’s progress on safety and quality control will allow them to regain stability and production growth in the second half of 2025 and into 2026, which would be great news for DCO and an inflection point for higher revenue. This along with the expected growth at Airbus, provides a strong outlook for our commercial aerospace business.
“In December 2022, we laid out our VISION 2027 Plan to investors and now at the end of year two, our financial performance shows that the Plan is working. Our margins have expanded and we have grown revenues despite significant headwinds in the commercial aerospace market. The DCO team continues to relentlessly execute on the VISION 2027 Plan.”
Fourth Quarter Results
Net revenue for the fourth quarter of 2024 was $197.3 million, compared to $192.2 million for the fourth quarter of 2023. The 2.6% increase year-over-year was primarily due to the following in the Company’s key end-use markets:

•$5.1 million higher revenue within the Company’s military and space end-use markets due to higher rates on selected missile, electronic warfare and ground vehicle platforms, partially offset by lower rates on selected military fixed-wing aircraft platforms; and
•$3.0 million higher revenue within the Company’s commercial aerospace end-use markets due to higher rates on selected rotary-wing aircraft and Airbus platforms, partially offset by lower revenues from in-flight entertainment and Boeing platforms.
In addition, revenue for the Company’s industrial end-use markets for the fourth quarter of 2024 decreased $3.1 million compared to the fourth quarter of 2023 mainly due to the Company selectively pruning non-core business.
Net income for the fourth quarter of 2024 was $6.8 million, or $0.45 per diluted share, compared to $5.1 million, or $0.34 per diluted share, for the fourth quarter of 2023. This reflects higher gross profit of $4.7 million and lower interest expense of $1.8 million, partially offset by higher selling, general and administrative (“SG&A”) expenses of $3.1 million and higher income tax expense of $1.3 million. A portion of the higher SG&A expenses were due to the unsolicited non-binding offer to acquire all the common stock outstanding of Ducommun Incorporated.
Gross profit for the fourth quarter of 2024 was $46.4 million, or 23.5% of revenue, compared to gross profit of $41.7 million, or 21.7% of revenue, for the fourth quarter of 2023. The increase in gross margin percentage year-over-year was primarily due to higher mix of engineered products, strategic value pricing actions and the benefits of the restructuring program.
Operating income for the fourth quarter of 2024 was $10.4 million, or 5.3% of revenue, compared to $8.9 million, or 4.6% of revenue, in the comparable period last year. The year-over-year increase was primarily due to higher gross profit noted above, partially offset by higher SG&A expenses also noted above. Non-GAAP adjusted operating income for the fourth quarter of 2024 was $16.1 million, or 8.2% of revenue, compared to $15.9 million, or 8.3% of revenue, in the comparable period last year.
Interest expense for the fourth quarter of 2024 was $3.6 million compared to $5.4 million in the comparable period of 2023. The year-over-year decrease was primarily due to the benefit from the interest rate swaps which became effective on January 1, 2024, along with a lower debt balance in the fourth quarter of 2024.
Adjusted EBITDA for the fourth quarter of 2024 was $27.3 million, or 13.8% of revenue, compared to $23.0 million, or 12.0% of revenue, for the comparable period in 2023.
During the fourth quarter of 2024, the net cash provided by operations was $18.4 million compared to $26.5 million during the fourth quarter of 2023. The lower net cash provided by operations year-over-year was primarily due to higher inventories, higher other assets, and lower contract liabilities, partially offset by lower contract assets.
* Under ASC 606, the Company defines performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations disclosed under ASC 606 as of December 31, 2024 were $1,012.6 million. The Company defines backlog as customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. Backlog as of December 31, 2024 was $1,060.8 million compared to $993.6 million as of December 31, 2023.
Business Segment Information
Electronic Systems
Electronic Systems reported net revenue for the current quarter of $107.0 million, compared to $106.7 million for the fourth quarter of 2023. The year-over-year was essentially flat primarily due to the following:
•$6.8 million higher revenue within the Company’s military and space end-use markets due to higher rates on selected missile and electronic warfare platforms; partially offset by lower rates on selected fixed-wing aircraft platforms; partially offset by
•$3.4 million lower revenue within the Company’s commercial aerospace end-use markets due to lower revenues from in-flight entertainment, partially offset by higher rates on large commercial aircraft and business jet platforms.
In addition, revenue for the Company’s industrial end-use markets for the fourth quarter of 2024 decreased $3.1 million compared to the fourth quarter of 2023 mainly due to the Company selectively pruning non-core business.

Electronic Systems operating income for the current year fourth quarter was $19.0 million, or 17.7% of revenue, compared to $9.8 million, or 9.2% of revenue, for the comparable quarter in 2023. The year-over-year increase was primarily due to higher engineered product revenues, strategic value pricing actions and the benefits of the restructuring program. Non-GAAP adjusted operating income for the fourth quarter of 2024 was $19.0 million, or 17.7% of revenue, compared to $10.9 million, or 10.2% of revenue, in the comparable period last year.
Structural Systems
Structural Systems reported net revenue for the current quarter of $90.3 million, compared to $85.6 million for the fourth quarter of 2023. The year-over-year increase was primarily due to the following:
•$6.4 million higher revenue within the Company’s commercial aerospace end-use markets due to higher rates on selected rotary-wing aircraft and Airbus platforms, partially offset by lower rates on Boeing platforms; partially offset by
•$1.7 million lower revenue within the Company’s military and space end-use markets due to lower rates on selected fixed-wing aircraft platforms, partially offset by higher rates on selected ground vehicle platforms.
Structural Systems operating income for the current-year fourth quarter was $3.2 million, or 3.6% of revenue, compared to $6.6 million, or 7.7% of revenue, for the fourth quarter of 2023. The year-over-year decrease was primarily due to unfavorable product mix, higher restructuring and other one-time charges related to the shutdown of the Company’s Monrovia performance center, partially offset by favorable manufacturing volume and lower inventory purchase accounting adjustments. Non-GAAP adjusted operating income for the fourth quarter of 2024 was $8.3 million, or 9.2% of revenue, compared to $12.5 million, or 14.6% of revenue, in the comparable period last year.
Corporate General and Administrative (“CG&A”) Expense
CG&A expense for the fourth quarter of 2024 was $11.8 million, or 6.0% of total Company revenue, compared to $7.5 million, or 3.9% of total Company revenue, in the comparable quarter in the prior year. The year-over-year increase in CG&A expenses was primarily due to higher stock-based compensation expense of $3.6 million and higher professional services fees of $1.4 million, of which $0.7 million was related to the unsolicited non-binding offer to acquire all the common stock outstanding of Ducommun Incorporated.
Conference Call
A teleconference hosted by Stephen G. Oswald, the Company’s chairman, president and chief executive officer, and Suman B. Mookerji, the Company’s senior vice president, chief financial officer will be held today, February 27, 2025, at 10:00 a.m. PT (1:00 p.m. ET) to review these financial results. To access the conference call, please pre-register using the following registration link:
https://register.vevent.com/register/BIec772ed47ac748b795f9482ff65e7d13
Registrants will receive a confirmation with dial-in details. Mr. Oswald and Mr. Mookerji will be speaking on behalf of the Company and anticipate the call (including Q&A) to last approximately 45 minutes. A live webcast of the event can be accessed using the link above. A replay of the webcast will be available on the Ducommun website at Ducommun.com.
Additional information regarding Ducommun's results can be found in the Q4 2024 Earnings Presentation available at Ducommun.com.
About Ducommun Incorporated
Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the Company specializes in two core areas - Electronic Systems and Structural Systems - to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com.
Forward Looking Statements
This press release and any attachments include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about the Company’s expectations relating to its progress towards the goals stated in its VISION 2027 strategy, expectations related to the Company’s backlog and defense prime off-loading initiatives continuing to serve as a catalyst for the growth of its defense business, and expectations relating to the growth of the Company’s commercial aerospace business and its 2025 performance. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “continue” and similar expressions in this press release and any attachments to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: whether the anticipated pre-tax restructuring charges will be sufficient to address all anticipated restructuring costs, including related to employee separation, facilities consolidation, inventory write-down and other asset impairments; whether the expected cost savings from the restructuring will ultimately be obtained in the amount and during the period anticipated; whether the restructuring in the affected areas will be sufficient to build a more cost efficient, focused, higher margin enterprise with higher returns for the Company's shareholders; the strength of the real estate market, the duration of any lease entered into as part of any sale-leaseback transaction, the amount of commissions owed to brokers, and applicable tax rates; the impact of the Company’s debt service obligations and restrictive debt covenants; the Company’s end-use markets are cyclical; the Company depends upon a selected base of industries and customers; a significant portion of the Company’s business depends upon U.S. Government defense spending; the Company is subject to extensive regulation and audit by the Defense Contract Audit Agency; contracts with some of the Company’s customers contain provisions which give the its customers a variety of rights that are unfavorable to the Company; further consolidation in the aerospace industry could adversely affect the Company’s business and financial results; the Company’s ability to successfully make acquisitions, including its ability to successfully integrate, operate or realize the projected benefits of such businesses; the Company relies on its suppliers to meet the quality and delivery expectations of its customers; the Company uses estimates when bidding on fixed-price contracts which estimates could change and result in adverse effects on its financial results; the impact of existing and future laws and regulations, including but not limited to those relating to international trade; the impact of existing and future accounting standards and tax rules and regulations; environmental liabilities could adversely affect the Company’s financial results; cyber security attacks, internal system or service failures may adversely impact the Company’s business and operations; the geographic spread, duration and severity of future pandemics, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact, and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release, February 27, 2025, or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov).
Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, including Adjusted EBITDA (which excludes interest expense, income tax expense (benefit), depreciation, amortization, stock-based compensation expense, restructuring charges, professional fees related to unsolicited non-binding acquisition offer, Guaymas fire related expenses, other fire related expenses, insurance recoveries related to loss on operating assets, insurance recoveries related to business interruption, and inventory purchase accounting adjustments), including as a percentage of net revenues, non-GAAP operating income, including as a percentage of net revenues, non-GAAP net income, non-GAAP diluted earnings per share, and backlog. In addition, certain other prior period amounts have been reclassified to conform to current year’s presentation.
The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company discloses different non-GAAP financial measures in order to provide greater transparency and to help the Company’s investors to more meaningfully evaluate and compare Ducommun’s results to its previously reported results. The non-GAAP financial measures that the Company uses may not be comparable to similarly titled financial measures used by other companies.

The Company defines backlog as customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. The majority of the LTAs do not meet the definition of a contract under ASC 606 and thus, the backlog amount disclosed herein may or may not be greater than the remaining performance obligations disclosed under ASC 606. Backlog is subject to delivery delays or program cancellations, which are beyond the Company’s control. Backlog is affected by timing differences in the placement of customer orders and tends to be concentrated in some of the Company’s programs.
CONTACT:

Suman Mookerji, Senior Vice President, Chief Financial Officer, 657.335.3665
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars In thousands)

	December 31, 2024	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$37,139	$42,863
Accounts receivable, net	109,716	104,692
Contract assets	200,584	177,686
Inventories	196,881	199,201
Production cost of contracts	6,802	7,778
Other current assets	16,959	17,349
Total Current Assets	568,081	549,569
Property and Equipment, Net	109,812	111,379
Operating Lease Right-of-Use Assets	28,611	29,513
Goodwill	244,600	244,600
Intangibles, Net	149,591	166,343
Deferred Income Taxes	2,239	641
Other Assets	23,167	18,874
Total Assets	$1,126,101	$1,120,919
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$75,784	$72,265
Contract liabilities	34,445	53,492
Accrued and other liabilities	44,214	42,260
Operating lease liabilities	8,531	7,873
Current portion of long-term debt	12,500	7,813
Total Current Liabilities	175,474	183,703
Long-Term Debt, Less Current Portion	229,830	256,961
Non-Current Operating Lease Liabilities	21,284	22,947
Deferred Income Taxes	—	4,766
Other Long-Term Liabilities	16,983	16,448
Total Liabilities	443,571	484,825
Commitments and Contingencies
Shareholders’ Equity
Common stock	148	146
Additional paid-in capital	217,523	206,197
Retained earnings	453,475	421,980
Accumulated other comprehensive income	11,384	7,771
Total Shareholders’ Equity	682,530	636,094
Total Liabilities and Shareholders’ Equity	$1,126,101	$1,120,919

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Quarterly Information Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net Revenues	$197,292	$192,231	$786,551	$756,992
Cost of Sales	150,885	150,535	589,286	593,805
Gross Profit	46,407	41,696	197,265	163,187
Selling, General and Administrative Expenses	34,112	30,973	138,610	119,728
Restructuring Charges	1,896	1,792	6,444	14,542
Operating Income	10,399	8,931	52,211	28,917
Interest Expense	(3,617)	(5,449)	(15,304)	(20,773)
Other Income, Net	—	290	—	8,235
Income Before Taxes	6,782	3,772	36,907	16,379
Income Tax Expense (Benefit)	8	(1,338)	5,412	451
Net Income	$6,774	$5,110	$31,495	$15,928
Earnings Per Share
Basic earnings per share	$0.46	$0.35	$2.13	$1.16
Diluted earnings per share	$0.45	$0.34	$2.10	$1.14
Weighted-Average Number of Common Shares Outstanding
Basic	14,820	14,636	14,774	13,717
Diluted	15,098	14,890	15,013	13,972

Gross Profit %	23.5%	21.7%	25.1%	21.6%
SG&A %	17.3%	16.1%	17.7%	15.8%
Operating Income %	5.3%	4.6%	6.6%	3.8%
Net Income %	3.4%	2.7%	4.0%	2.1%
Effective Tax (Benefit) Rate	0.1%	(35.5)%	14.7%	2.8%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Years Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
GAAP net income	$6,774	$5,110	$31,495	$15,928
Non-GAAP Adjustments:
Interest expense	3,617	5,449	15,304	20,773
Income tax expense (benefit)	8	(1,338)	5,412	451
Depreciation	3,989	3,781	16,328	15,473
Amortization	4,320	4,369	17,110	17,098
Stock-based compensation expense (1)(2)	5,083	1,276	17,836	15,045
Restructuring charges (3)	2,251	1,917	7,656	14,855
Professional fees related to unsolicited non-binding acquisition offer	738	—	3,145	—
Guaymas fire related expenses	—	—	—	3,896
Other fire related expenses	—	—	—	477
Insurance recoveries related to loss on operating assets	—	(161)	—	(5,724)
Insurance recoveries related to business interruption	—	(129)	—	(2,289)
Inventory purchase accounting adjustments	524	2,724	2,269	5,531
Adjusted EBITDA	$27,304	$22,998	$116,555	$101,514
Net income as a % of net revenues	3.4%	2.7%	4.0%	2.1%
Adjusted EBITDA as a % of net revenues	13.8%	12.0%	14.8%	13.4%
(1) The three and twelve months ended December 31, 2024 included $0.9 million and $3.7 million, respectively, of stock-based compensation expense for awards with both performance and market conditions that will be settled in cash. The three and twelve months ended December 31, 2023 included less than $0.1 million and $2.7 million, respectively, of stock-based compensation expense for awards with both performance and market conditions that will be settled in cash.
(2) Each of the three and twelve months ended December 31, 2024 and December 31, 2023 included $0.2 million and $0.5 million, respectively, of stock-based compensation expense recorded as cost of sales.
(3) The three and twelve months ended December 31, 2024 included $0.3 million and $1.2 million, respectively, of restructuring charges that were recorded as cost of sales. The three and twelve months ended December 31, 2023 included $0.1 million and $0.3 million, respectively, of restructuring charges that were recorded as cost of sales.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(Dollars in thousands)

	Three Months Ended					Years Ended
	% Change	December 31, 2024	December 31, 2023	% of Net Revenues 2024	% of Net Revenues 2023	% Change	December 31, 2024	December 31, 2023	% of Net Revenues 2024	% of Net Revenues 2023
Net Revenues
Electronic Systems	0.3%	$106,972	$106,679	54.2%	55.5%	0.3%	$431,363	$430,136	54.8%	56.8%
Structural Systems	5.6%	90,320	85,552	45.8%	44.5%	8.7%	355,188	326,856	45.2%	43.2%
Total Net Revenues	2.6%	$197,292	$192,231	100.0%	100.0%	3.9%	$786,551	$756,992	100.0%	100.0%
Segment Operating Income
Electronic Systems		$18,981	$9,837	17.7%	9.2%		$73,666	$42,086	17.1%	9.8%
Structural Systems		3,248	6,587	3.6%	7.7%		24,964	23,460	7.0%	7.2%
		22,229	16,424				98,630	65,546
Corporate General and Administrative Expenses (1)		(11,830)	(7,493)	(6.0)%	(3.9)%		(46,419)	(36,629)	(5.9)%	(4.8)%
Total Operating Income		$10,399	$8,931	5.3%	4.6%		$52,211	$28,917	6.6%	3.8%
Adjusted EBITDA
Electronic Systems
Operating Income		$18,981	$9,837				$73,666	$42,086
Other Income		—	—				—	222
Depreciation and Amortization		3,586	3,650				14,455	14,276
Stock-Based Compensation Expense		110	141				351	462
Restructuring (Credits) Charges		(385)	673				177	6,412
		22,292	14,301	20.8%	13.4%		88,649	63,458	20.6%	14.8%
Structural Systems
Operating Income		3,248	6,587				24,964	23,460
Depreciation and Amortization		4,638	4,441				18,696	18,060
Stock-Based Compensation Expense		114	128				375	387
Restructuring Charges		2,636	1,221				7,479	8,334
Inventory Purchase Accounting Adjustments		524	2,724				2,269	5,531
Guaymas Fire Related Expenses		—	—				—	3,896
Other Fire Related Expenses		—	—				—	477
		11,160	15,101	12.4%	17.7%		53,783	60,145	15.1%	18.4%
Corporate General and Administrative Expenses (1)
Operating loss		(11,830)	(7,493)				(46,419)	(36,629)
Depreciation and Amortization		85	59				287	235
Stock-Based Compensation Expense		4,859	1,007				17,110	14,196
Restructuring Charges		—	23				—	109
Professional Fees related to Unsolicited Non-Binding Acquisition Offer		738	—				3,145	—
		(6,148)	(6,404)				(25,877)	(22,089)
Adjusted EBITDA		$27,304	$22,998	13.8%	12.0%		$116,555	$101,514	14.8%	13.4%

Capital Expenditures
Electronic Systems		$1,958	$1,255				$4,908	$6,007
Structural Systems		2,109	2,084				6,281	13,127
Corporate Administration		196	—				3,220	—
Total Capital Expenditures		$4,263	$3,339				$14,409	$19,134
(1)Includes costs not allocated to either the Electronic Systems or Structural Systems operating segments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP OPERATING INCOME RECONCILIATION
(Unaudited)
(Dollars in thousands)

	Three Months Ended				Years Ended
GAAP To Non-GAAP Operating Income	December 31, 2024	December 31, 2023	% of Net Revenues 2024	% of Net Revenues 2023	December 31, 2024	December 31, 2023	% of Net Revenues 2024	% of Net Revenues 2023
GAAP Operating income	$10,399	$8,931			$52,211	$28,917

GAAP Operating income - Electronic Systems	$18,981	$9,837			$73,666	$42,086
Adjustments to GAAP operating income - Electronic Systems:
Other income	—	—			—	222
Restructuring (credits) charges	(385)	673			177	6,412
Amortization of acquisition-related intangible assets	373	373			1,493	1,493
Total adjustments to GAAP operating income - Electronic Systems	(12)	1,046			1,670	8,127
Non-GAAP adjusted operating income - Electronic Systems	18,969	10,883	17.7%	10.2%	75,336	50,213	17.5%	11.7%

GAAP Operating income - Structural Systems	3,248	6,587			24,964	23,460
Adjustments to GAAP operating income - Structural Systems:
Restructuring charges	2,636	1,221			7,479	8,334
Inventory purchase accounting adjustments	524	2,724			2,269	5,531
Guaymas fire related expenses	—	—			—	3,896
Other fire related expenses	—	—			—	477
Amortization of acquisition-related intangible assets	1,859	1,922			7,437	6,795
Total adjustments to GAAP operating income - Structural Systems	5,019	5,867			17,185	25,033
Non-GAAP adjusted operating income - Structural Systems	8,267	12,454	9.2%	14.6%	42,149	48,493	11.9%	14.8%

GAAP Operating loss - Corporate	(11,830)	(7,493)			(46,419)	(36,629)
Adjustments to GAAP operating loss - Corporate:
Restructuring charges	—	23			—	109
Professional fees related to unsolicited non-binding acquisition offer	738	—			3,145	—
Total adjustments to GAAP operating loss - Corporate	738	23			3,145	109
Non-GAAP adjusted operating loss - Corporate	(11,092)	(7,470)			(43,274)	(36,520)
Total non-GAAP adjustments to GAAP operating income	5,745	6,936			22,000	33,269
Non-GAAP adjusted operating income	$16,144	$15,867	8.2%	8.3%	$74,211	$62,186	9.4%	8.2%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP NET INCOME AND EARNINGS PER SHARE RECONCILIATION
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Years Ended
GAAP To Non-GAAP Net Income	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
GAAP net income	$6,774	$5,110	$31,495	$15,928
Adjustments to GAAP net income:
Restructuring charges	2,251	1,917	7,656	14,855
Professional fees related to unsolicited non-binding acquisition offer	738	—	3,145	—
Guaymas fire related expenses	—	—	—	3,896
Other fire related expenses	—	—	—	477
Insurance recoveries related to loss on operating assets	—	(161)	—	(5,724)
Insurance recoveries related to business interruption	—	(129)	—	(2,289)
Inventory purchase accounting adjustments	524	2,724	2,269	5,531
Amortization of acquisition-related intangible assets	2,232	2,295	8,930	8,288
Total adjustments to GAAP net income before provision for income taxes	5,745	6,646	22,000	25,034
Income tax effect on non-GAAP adjustments (1)	$(1,149)	$(1,329)	$(4,400)	$(5,006)
Non-GAAP adjusted net income	$11,370	$10,427	$49,095	$35,956

	Three Months Ended		Years Ended
GAAP Earnings Per Share To Non-GAAP Earnings Per Share	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
GAAP Diluted Earnings Per Share (“EPS”)	$0.45	$0.34	$2.10	$1.14
Adjustments to GAAP diluted EPS:
Restructuring charges	0.15	0.13	0.51	1.06
Professional fees related to unsolicited non-binding acquisition offer	0.05	—	0.21	—
Guaymas fire related expenses	—	—	—	0.28
Other fire related expenses	—	—	—	0.03
Insurance recoveries related to loss on operating assets	—	(0.01)	—	(0.41)
Insurance recoveries related to business interruption	—	(0.01)	—	(0.16)
Inventory purchase accounting adjustments	0.03	0.18	0.15	0.40
Amortization of acquisition-related intangible assets	0.15	0.16	0.59	0.59
Total adjustments to GAAP diluted EPS before provision for income taxes	0.38	0.45	1.46	1.79
Income tax effect on non-GAAP adjustments (1)	$(0.08)	$(0.09)	$(0.29)	$(0.36)
Non-GAAP adjusted diluted EPS	$0.75	$0.70	$3.27	$2.57

Shares used for adjusted diluted EPS	15,098	14,890	15,013	13,972
(1)Includes effective tax rate of 20.0% for both 2024 and 2023 adjustments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
NON-GAAP BACKLOG* BY REPORTING SEGMENT
(Unaudited)
(Dollars in thousands)

	(In thousands)
	December 31, 2024	December 31, 2023
Consolidated Ducommun
Military and space	$624,785	$527,143
Commercial aerospace	415,905	429,494
Industrial	20,129	36,931
Total	$1,060,819	$993,568
Electronic Systems
Military and space	$459,546	$397,681
Commercial aerospace	76,291	87,994
Industrial	20,129	36,931
Total	$555,966	$522,606
Structural Systems
Military and space	$165,239	$129,462
Commercial aerospace	339,614	341,500
Total	$504,853	$470,962
* Under ASC 606, the Company defines performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations disclosed under ASC 606 as of December 31, 2024 were $1,012.6 million. The Company defines backlog as customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. Backlog as of December 31, 2024 was $1,060.8 million compared to $993.6 million as of December 31, 2023.